Exhibit 99.1

MARS COMPLETES ACQUISITION OF KELLANOVA

Transaction unites two iconic businesses with portfolios of beloved brands

Mars Snacking poised to shape the future of snacking and serve more consumers globally

McLean, Virginia, and Chicago, Illinois – (December 11, 2025) – Mars, Incorporated, a family-owned, global leader in pet care, snacking and food, is pleased to announce the successful completion of its acquisition of Kellanova, whose portfolio includes Pringles®, Cheez-It®, Pop-Tarts®, Rice Krispies Treats®, RXBAR® and Kellogg’s international cereal brands. The combination brings together two iconic businesses with beloved brands, storied legacies and outstanding capabilities – now united to shape the future of snacking.

“Today marks a transformative moment and I’m excited to welcome Kellanova to Mars,” said Andrew Clarke, Global President of Mars Snacking. “United by more than a century of pioneering new categories and building iconic brands, Mars and Kellanova are joining forces to shape the future of snacking. With more than 50,000 Mars Snacking Associates and partners around the world, we’re now positioned to bring consumers more of the brands they love and new innovations — while continuing to advance our sustainability commitments and invest for the long term.”

The new Mars Snacking will operate in attractive snacking categories, adding Kellanova’s billion-dollar brands – Pringles®, Cheez-It® and Kellogg’s® – to the Mars business. The existing Mars portfolio includes billion-dollar snacking and confectionery brands like SNICKERS®, M&M’S®, TWIX®, DOVE®, SKITTLES® and EXTRA®, as well as KIND® and Nature’s Bakery®. The addition of Kellanova also expands the portfolio of Accelerator, a division of Mars Snacking, with complementary brands like RXBAR®, Nutri-Grain® bars and Special K® bars.

Mars, Incorporated announced on August 14, 2024, that it had entered into a definitive agreement under which Mars agreed to acquire Kellanova. The transaction received Kellanova shareowner approval on November 1, 2024. The acquisition received all required regulatory approvals as of December 8, 2025.

About Mars, Incorporated

Mars, Incorporated is driven by the belief that the world we want tomorrow starts with how we do business today. As a $65bn+ family-owned business, our diverse and expanding portfolio of leading pet care products, veterinary services, and quality snacking and food products delight millions of people and support pets all around the world. With the strategic acquisition of Kellanova, we have further enhanced our capabilities and expanded our reach in the global market. We produce some of the world’s best-loved brands including ROYAL CANIN®, PEDIGREE®, WHISKAS®, CESAR®, DOVE®, EXTRA®, M&M’S®, SNICKERS®, BEN’S ORIGINAL™, and now, iconic brands from Kellanova including Pringles®, Cheez-It®, Pop-Tarts®. Our international networks of pet hospitals, including BANFIELD™, BLUEPEARL™, VCA™, and ANICURA™, span preventive, general, specialty, and emergency veterinary care, and our global veterinary diagnostics business ANTECH® offers breakthrough capabilities in pet diagnostics. The Mars Five Principles — Quality, Responsibility, Mutuality, Efficiency and Freedom — inspire our more than 170,000 Associates to act every day to help create a better world for people, pets and the planet. For more information about Mars, please visit www.mars.com. Join us on Facebook, Instagram, LinkedIn and YouTube.

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Contacts

Denise Young

Mars, Incorporated

denise.young@effem.com

Christi O’Brien

Mars, Incorporated

christi.obrien@effem.com